SEPARATION AND TRANSITION AGREEMENT

July 3, 2014

Jeffrey C. Blockinger
## ######## #### ##
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Re: Separation and Transition Agreement and General Releases

Dear Mr. Blockinger:

This letter agreement (this "Letter Agreement"), effective as of July 11, 2014 (the "Effective Date"), confirms the arrangements relating to your provision of transitional services to, and your Withdrawal from, OZ Advisors LP, OZ Advisors II LP, and OZ Management LP (each, an "Operating Partnership"), resulting from your decision to resign and cease to be actively involved with the Operating Partnerships and their Affiliates. You have agreed that your Withdrawal from each of the Operating Partnerships shall be effective as of June 30, 2015 (the "Separation Date"). Capitalized terms used herein, but not defined herein, shall have the meanings assigned to them in the limited partnership agreements of the Operating Partnerships (as amended, supplemented, or modified from time to time, the "Operating Partnership Agreements"). You, Och-Ziff Holding Corporation ("OZ Holding Corp"), as the general partner of each of OZ Advisors LP and OZ Management LP, and Och-Ziff Holding LLC ("OZ Holding LLC" and, together with OZ Holding Corp, the "General Partners"), as the general partner of OZ Advisors II LP, voluntarily agree to the following:

1.Transition Services.
a.During the period from and after the Effective Date through and including the Separation Date (the "Transition Period"), you shall serve as Senior Legal Advisor to the Och-Ziff Capital Management Group, and in your capacity as such, you shall (i) assist as requested with the transitioning of your duties to your successor as Chief Legal Officer, Chief Compliance Officer and Secretary (the "Successor CLO"), (ii) be available upon request to attend calls with, and respond to inquiries from, investors in any investment fund of the Och-Ziff Capital Management Group (as defined in Paragraph 5(b) below), and (iii) cooperate with the Operating Partnerships in accordance with Paragraph 12 below (the foregoing services, the "Services"). The Och-Ziff Capital Management Group shall provide you with the appropriate equipment, facilities and information it determines to be necessary in order for you to be able to provide the requested Services, which you shall generally provide remotely, except that you shall provide the Services from the New York office of the Och-Ziff Capital Management Group from time to time upon the reasonable request of the General Partners. You shall also be reimbursed for any reasonable out-of-pocket expenses incurred in the performance of the Services in accordance with the generally applicable expense policy of the Och-Ziff Capital Management Group.
b.    You (i) shall have no right to access or use the property of the Operating Partnerships or their Affiliates except as set forth in Paragraph 1(a) above or in Paragraph 7 below, and (ii) shall not provide services to, or on behalf of (or hold yourself out as providing services to, or on behalf of), the

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Operating Partnerships or their Affiliates other than the Services. You hereby resign, as of the Effective Date, from your positions as (A) Chief Legal Officer, Chief Compliance Officer and Secretary of Och-Ziff Capital Management Group LLC, (B) an officer of the General Partners and each of their Affiliates for which you served as an officer, and (C) a member of all committees of the Och-Ziff Capital Management Group of which you are a member.
c.    In your capacity as Senior Legal Advisor, you shall continue to be a member of the legal department of Och-Ziff Capital Management Group, and, in such capacity, shall be afforded the benefit of the same coverage as to claims of alleged legal malpractice that could arise out of the performance of your duties during the Transition Period as were made available to you immediately prior to the Effective Date.
2.Transition and Withdrawal Arrangements. The arrangements to take effect during the Transition Period and thereafter as a result of your Withdrawal shall be as follows:
a.    While you and your Related Trusts continue to hold any Common Units, you and your Related Trusts shall remain subject to the applicable obligations under, and continue to have entitlements to payments or other rights pursuant to, the Exchange Agreement, the Registration Rights Agreement, the Class B Shareholders Agreement and the Tax Receivable Agreement (collectively, the "Continuing Agreements"), in accordance with their terms, except as otherwise expressly provided herein (including, without limitation, Paragraph 9 below).
b.    After the Effective Date, you and your Related Trusts shall continue to have the rights and obligations that are described in the Operating Partnership Agreements with respect to Limited Partners or former Limited Partners following their Withdrawal, except as otherwise expressly provided herein (including, without limitation, as set forth in Paragraph 3(a) below). In particular, and without limitation of the provisions of the Operating Partnership Agreements, following the Effective Date, you shall remain subject to the restrictions regarding Confidentiality, Intellectual Property, Non-Solicitation, Non-Disparagement, Non-Interference, Short Selling, Hedging Transactions, and Compliance with Policies, set forth in Sections 2.12, 2.13, 2.18, and 2.19, of each of the Operating Partnership Agreements (as modified by this Letter Agreement), in addition to all other restrictions or obligations (subject to Paragraph 2(c) below) applicable to a Limited Partner or former Limited Partner following a Withdrawal, in addition to the restrictions and obligations under your confidentiality agreement with OZ Management LP dated April 11, 2005. You acknowledge that you have not breached, and agree that you will continue to abide by, all such applicable restrictions and obligations.
c.    You shall continue to be entitled to be indemnified as set forth in your Partner Agreement with OZ Management LP dated as of September 30, 2009 (the “2009 Partner Agreement”). For the avoidance of doubt, such indemnification shall apply to your activities as Senior Legal Advisor. The Och-Ziff Capital Management Group agrees not to enter into any agreement or arrangement with any third party that would impair your contractual rights under this Paragraph 2(c) or your rights under Sections 2.9 or 2.10 of the Operating Partnership Agreements.
3.Consideration. You shall be entitled to continue to receive the compensation previously established in respect of your 2014 services and a reduced retention payment for your continuing service as a Senior Legal Advisor in 2015, in each case set forth below. Subject to (i) your continuing provision of the Services in a satisfactory manner, as determined by the General Partners and the Chairman of the Partner Management Committee, acting reasonably, (ii) your continuing compliance

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with this Letter Agreement and the Operating Partnership Agreements (as modified hereby), (iii) your signing this Letter Agreement and the General Release attached hereto as Exhibit A (the "First Release") as of the Effective Date and not revoking the First Release for 28 days, and (iv) your signing the General Release attached hereto as Exhibit B (the "Second Release" and, together with the First Release, the "General Releases") as of the Separation Date and not revoking the Second Release for 28 days:
a.    All of your and your Related Trusts' unvested Common Units in each of the Operating Partnerships (including all allocations and distributions with respect thereto that would otherwise be received after the Effective Date) shall continue to vest with respect to you and your Related Trusts after the Effective Date until fully vested. In the event a material breach of the conditions set forth in the first paragraph of this Paragraph 3 occurs as of any date, all of your and your Related Trusts' unvested Common Units as of such time shall be forfeited at such time, and neither you nor any of your Related Trusts shall have any further rights, claims, or any interests whatsoever in such forfeited unvested Common Units.
b.    You shall continue to be eligible to receive the Guaranteed Payment and Award Class D Common Units (as such terms are defined in your Partner Agreements with each Operating Partnership dated as of February 27, 2012 (the "2012 Partner Agreements")) for fiscal year 2014 in accordance with the terms of the 2012 Partner Agreements. In the event a material breach of the conditions set forth in the first paragraph of this Paragraph 3 occurs as of any date, your entitlement to any payments or grants, as the case may be, of such Guaranteed Payment and Award Class D Common Units occurring on or after such date shall be forfeited, and you shall not have any further rights, claims, or any interests whatsoever in such forfeited Guaranteed Payment and forfeited Award Class D Common Units.
c.    You shall continue to be eligible to receive the contingent amounts relating to your 2014 retention bonus (the “2014 Retention Bonus”) that have not yet been paid or granted, consisting of two cash installments of $875,000 and two awards of $375,000 in Class D Common Units, with one cash installment and one award to be granted to you on each of August 15, 2014 and December 31, 2014; provided that, in the event a material breach of the conditions set forth in the first paragraph of this Paragraph 3 occurs as of any date, your entitlement to receive any such contingent amounts that are scheduled to be made on or after such date shall be forfeited, and you shall not have any further rights, claims, or any interests whatsoever in such forfeited amounts.
d.    You shall receive a reduced retention payment consisting of two cash installments of $350,000 and two awards of $150,000 in Class D Common Units, with one cash installment and one award to be granted to you on each of March 31, 2015 and June 30, 2015, in the same manner and subject to the same vesting as the 2014 Retention Bonus; provided that, in the event a material breach of the conditions set forth in the first paragraph of this Paragraph 3 occurs as of any date, your entitlement to receive any such contingent amounts that are scheduled to be made on or after such date shall be forfeited, and you shall not have any further rights, claims, or any interests whatsoever in such forfeited amounts.
e.    For purposes of the non-competition covenant in Section 2.13(b)(i) of each of the Operating Partnership Agreements (as modified by your Partner Agreements with the Operating Partnerships dated as of September 30, 2009), the Restricted Period shall conclude on the last day of the Transition Period. With respect to you, (i) references to the twelve-month period prior to the

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relevant Individual Limited Partner's Withdrawal in the definition of "Competing Business" in the Operating Partnership Agreements shall instead refer to the twelve-month period prior to the Effective Date and (ii) references in Section 2.13(d) of each of the Operating Partnership Agreements to the date of Withdrawal of a Partner shall instead refer to the Effective Date.
f.    Promptly following receipt of an invoice therefor, a member of the Och-Ziff Capital Management Group shall pay and/or reimburse you for the fees of the attorney that assisted and counseled you with respect to the discussions of your withdrawal and the transition effected hereby, up to an aggregate amount of $50,000.
g.    By signing this Letter Agreement and each General Release, you acknowledge and agree that you and your Related Trusts have received or, upon the receipt of all of the payments and benefits described in this Letter Agreement, will have received all amounts due from the Operating Partnerships and their Affiliates relating to your service to, and affiliation with, the Operating Partnerships and their Affiliates, and that no other amounts are due other than as expressly described in this Letter Agreement.
h.    Other than as expressly set forth in this Paragraph 3 and, in respect of your and your Related Trusts' vested Common Units, and as set forth in the Operating Partnership Agreements or the Continuing Agreements (each as modified herein), (i) none of the Operating Partnerships or any other member of the Och-Ziff Capital Management Group shall have any obligation to make payments to, grant equity to, or otherwise compensate you or your Related Trusts; and (ii) neither you nor any of your Related Trusts shall have any claim or other interest with respect to any such payments, equity, or other compensation.
4.Benefits. The Och-Ziff Capital Management Group, as defined in Paragraph 5(b) below, will pay, in full, the payment premiums for the medical and dental coverage of you and your eligible family members until June 30, 2015. You will receive a notice and applicable documentation regarding the terms of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), and your right to elect COBRA coverage under separate cover, and the Och-Ziff Capital Management Group's obligation to pay your premiums shall be conditional on you electing such coverage. Except as explicitly set forth herein, your life and disability coverage and any other benefits provided by the Och-Ziff Capital Management Group shall cease following the Effective Date.
5.Release.
a.    In order to receive the consideration set forth in Paragraphs 3 and 4 above, you agree to sign this Letter Agreement and each of the General Releases as specified in this Letter Agreement. Failure to sign (and not revoke) the Second Release in no way affects your prior release of claims under the First Release. By your execution of each General Release, such General Release shall be deemed to cover any claims that you have, may have had, or thereafter may have existing or occurring at any time on or before the date on which you execute such General Release.
b.For the purposes of this Letter Agreement and each General Release, the "Och-Ziff Capital Management Group" consists of Och-Ziff Capital Management Group LLC, and its subsidiaries (including the Operating Partnerships and the General Partners), each of their respective current, past, and future Affiliates, any investment funds and accounts managed by any of the foregoing, and any of

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their investors, employees, members, partners, directors, officers, agents, representatives, successors, and assigns.
c.The parties hereto agree that the lack of a mutual release on behalf of the Och-Ziff Capital Management Group shall at no time be interpreted as a limitation, in any manner whatsoever, of the provisions of Sections 2.9 and/or 2.10 of the Operating Partnership Agreement (or the indemnifications set forth in the 2009 Partner Agreement).  The Och-Ziff Capital Management Group hereby covenants that, if at any time, you should avail yourself of the protections set forth in either Section 2.9 or 2.10 of the Operating Partnership Agreements, it will not interfere with your ability, or deny any right that you have, to avail yourself of any such protections with respect to the relevant circumstances.
6.Confidentiality.
a.    Confidentiality of this Letter Agreement. Except as expressly permitted in Paragraph 11 below or as otherwise expressly agreed in writing with the General Partners, you will maintain the confidentiality of and not disclose the terms and conditions of this Letter Agreement or the General Releases, or the circumstances of your Withdrawal from the Operating Partnerships, to any third parties, other than your attorneys, accountants, financial advisors, or immediate family members (collectively, your “Family Members and Advisors”), and you will instruct each of the foregoing not to disclose the same. To the extent you elect to disclose any of the terms of this Agreement to any of your Family Members and/or Advisors, you shall ensure that each such Family Member or Advisor will be advised of and agree to abide by the terms of your confidentiality obligations hereunder.
b.    Non-Publication. You also agree that, unless you have prior written authorization from the Och-Ziff Capital Management Group, you will not disclose or allow disclosure of any information about the Och-Ziff Capital Management Group or its present or former clients, executives or other employees, or legal matters involving the Och-Ziff Capital Management Group and resolution thereof, or any aspects of your service to the Operating Partnerships and their Affiliates, or your Withdrawal therefrom, to any reporter, author, producer, or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles, or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/internet format, or any other medium. You further agree that you will not use or take any action likely to result in the use of any of the names of any member of the Och-Ziff Capital Management Group, or any abbreviation thereof, in connection with any publication to the general public in any medium. You will not be deemed to be in violation of your obligations under this Paragraph 6(b) by reason of any actions you take, including discussions with investors, at the request of Och-Ziff Capital Management Group in the good faith fulfillment of your duties during the Transition Period. Notwithstanding the foregoing, you shall be permitted to refer to your prior employment with the Och-Ziff Capital Management Group in a biographical manner and to respond to any allegations or accusations of misconduct by you made in any civil litigation or in any widely disseminated media account, but expressly excluding social networking and similar media (a” Public Allegation”)), provided that, in the case of any Public Allegation, the content of your response shall be subject to the approval of Och-Ziff Capital Management Group, which shall not be unreasonably withheld.
c.    Non-Disparagement. Without limiting the provisions of the Operating Partnership Agreements or Paragraph 2(b) above, and except as expressly permitted in Paragraph 11 below, following the execution of this Agreement, (i) you agree that you will not make, or cause to be made,

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any written or oral statement, observation, or opinion disparaging the business or reputation of the Och-Ziff Capital Management Group, and (ii) the Och-Ziff Capital Management Group agrees to instruct Daniel S. Och, Joel M. Frank, David Windreich, James Levin, Harold Kelly, James Brown and Wayne Cohen not to make, or cause to be made, any written or oral statement, observation, or opinion defaming or putting you in a false light regarding, or in relation to, your business or reputation. For the avoidance of doubt, except as expressly permitted in Paragraph 12 below, Section 2.13(e) of each of the Operating Partnership Agreements shall continue to apply to you.
7.Firm Property. On or before the Effective Date, you will return to the Operating Partnerships all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks), computer disks, credit cards, keys, I.D. cards, and other property, including, without limitation, stand alone computers, fax machines, printers, telephones, and other electronic devices in your possession, custody, or control that are or were owned and/or leased by members of the Och-Ziff Capital Management Group in connection with the conduct of the business of the Operating Partnerships and their Affiliates (collectively referred to as "Firm Property"); provided, however, that you may retain Firm Property until the Separation Date to the extent permitted by Paragraph 1(a) or as otherwise agreed in writing by the General Partners (any such Firm Property retained following the Effective Date, the "Retained Firm Property"). You agree that, after the Effective Date, you will not retain any Firm Property other than Retained Firm Property. You agree that you shall return to the Operating Partnerships all Retained Firm Property on or before the Separation Date. You represent and warrant that you have not delivered, and will not deliver, copies of Firm Property to any person or entity, and have not permitted, and will not permit, any copies of Firm Property to be made by any other person or entity.
8.Resignation. You have resigned, or otherwise hereby resign, as an officer or director or from serving in any similar capacity, as applicable, of each member of the Och-Ziff Capital Management Group of which you are an officer or director, and of any other entity of which any member of the Och-Ziff Capital Management Group appointed or nominated you to become an officer or director or to serve in any similar capacity, such as any portfolio company board. You hereby agree that you shall upon request at any time immediately execute any and all documents necessary to facilitate such resignations and arrangements in connection therewith. In connection with your resignation, the Och-Ziff Capital Management Group shall promptly amend the Form ADV and any other filings with any regulator to remove your name.
9.Other Restrictions. You acknowledge and agree that, following the Separation Date, the following provisions shall apply, except as may be otherwise required by law, notwithstanding any provisions of the Operating Partnership Agreements or the Continuing Agreements to the contrary (and regardless of whether or not you or your Related Trusts continue to hold any vested Common Units):
a.    Voting Rights. You shall have no voting, consent, or approval rights with respect to any of the Operating Partnership Agreements (including pursuant to Section 10.2 thereof) or with respect to any of the Continuing Agreements.
b.    Information Rights. You shall have no right to receive any information from or about the Operating Partnerships; provided that you shall have the rights generally applicable to investors in any fund managed by the Och-Ziff Capital Management Group. Notwithstanding the foregoing provisions, you shall continue to receive tax information in the same manner as it has been previously provided (or

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in any other manner in which it is hereafter provided generally to the Limited Partners) for as long as you hold Common Units.
10.Non-Admission. It is understood and agreed that neither the execution of this Letter Agreement or, as applicable, the General Releases, nor the terms of this Letter Agreement and the General Releases, constitute an admission of any liability of any party hereto or any of his or its affiliates to the other party or any of his or its affiliates. Any such liability is expressly denied. It is further understood and agreed that neither party nor any of its affiliates shall use this Letter Agreement or, as applicable, the General Releases, or any of the consideration provided pursuant hereto or thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
11.Permitted Conduct. Nothing in this Letter Agreement (including, but not limited to, Paragraph 6(b)) shall prohibit or restrict you, the Och-Ziff Capital Management Group, or our respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding, including any such matter relating to this Letter Agreement and the General Releases, or as required by law or legal process (including notifying investors in any of the Och-Ziff Capital Management Group's investment funds of your departure from the Och-Ziff Capital Management Group); or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or the Legal Department of the Och-Ziff Capital Management Group, and/or pursuant to the Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon your receipt of any subpoena, court order, or other legal process compelling the disclosure of any such information or documents, you must give prompt written notice by hand delivery to the Och-Ziff Capital Management Group, at the address set forth in Paragraph 15 below, and wait at least three (3) business days before responding to such subpoena, court order, or other legal process, in order to permit the Och-Ziff Capital Management Group to protect its interests in confidentiality to the fullest extent possible.
12.Cooperation. You agree that you will assist and cooperate with the Och-Ziff Capital Management Group to a reasonable extent in connection with any investigation, proceeding, dispute, or claim that may be made against, by, or with respect to the Och-Ziff Capital Management Group, or in connection with any ongoing or future investigation, proceeding, dispute, or claim of any kind involving the Och-Ziff Capital Management Group, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making yourself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities), to the extent such claims, investigations, or proceedings relate to your involvement in the business of the Och-Ziff Capital Management Group, services performed or required to be performed by you, or pertinent knowledge possessed by you. Your failure to cooperate with the Och-Ziff Capital Management Group as outlined in this Paragraph 12 shall constitute a material breach of this Letter Agreement.
13.Entire Agreement. By signing this Letter Agreement, you acknowledge that this Letter Agreement, the General Releases, your 2012 Partner Agreements, the provision of your 2009 Partner Agreement incorporated herein by reference pursuant to Paragraph 2(c), any other existing partner agreements, any additional partner agreement that you may hereafter enter into in connection with the issuance of any Common Units pursuant to Paragraph 3, the Operating Partnership Agreements, and the Continuing Agreements (as the Operating Partnership Agreements and the Continuing Agreements are modified herein) constitute the entire agreement between you and the Och-Ziff Capital Management Group, and supersede any and all prior agreements or understandings arising out of or

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relating to your involvement in the business of the Och-Ziff Capital Management Group and the cessation thereof, or your compensation and other benefits.
14.Miscellaneous.

a.
No Modifications or Waivers. This Letter Agreement and each of the General Releases may only be changed or waived by written agreement executed by all of the parties hereto. No waiver of any provision of this Letter Agreement or any General Release, or any breach hereunder or thereunder, shall be deemed a waiver of any other provision or subsequent breach, nor shall any waiver constitute a continuing waiver. Delay or failure of any party to insist on strict performance or observance of any term, condition, or provision of this Letter Agreement or any General Release, whether by conduct or otherwise, or delay or failure to exercise any rights or remedies hereunder or thereunder, shall not be deemed a waiver.

b.
Governing Law. This Letter Agreement, including the General Releases, will be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflict of laws rules thereof that would require the application of the laws of another state or another country).

c.
Severability. If any provision in this Letter Agreement or any General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included; provided that, if any provision is held by a court of competent jurisdiction to be invalid or unenforceable by reason of being overbroad, such court may reduce the breadth of such provision to the extent necessary to render it enforceable, and, in its reduced form, such provision shall then be enforced.

d.
Breach. If you breach any of the provisions of this Letter Agreement, the Operating Partnership Agreements, or the Continuing Agreements (as the Operating Partnership Agreements and the Continuing Agreements are modified herein), you agree, to the extent permitted by law, and in addition to, and without limitation of any other remedies that may be available pursuant to this Letter Agreement, the Operating Partnership Agreements, and the Continuing Agreements, at law, in equity, or otherwise, to repay and procure that your Related Trusts will repay the Och-Ziff Capital Management Group all compensation and benefits provided to you or your Related Trusts, as applicable, under Paragraphs 3 and 4 above, and to pay all legal fees and costs that the Och-Ziff Capital Management Group incurs in connection with any claim relating to the foregoing. If the Och-Ziff Capital Management Group or any of its affiliates breaches any of its obligations to you or the Related Trusts under the provisions of this Letter Agreement, the Operating Partnership Agreements, or the Continuing Agreements (as the Operating Partnership Agreements and the Continuing Agreements are modified herein), you and/or the Related Trusts shall have available the remedies provided under the applicable document or, to the extent such remedies are not specified therein, as may be available to you at law, in equity, or otherwise.

e.	Taxes. To the extent required pursuant to any applicable law or regulation, federal, state, and local taxes shall be withheld from any amounts payable under this Letter Agreement.

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You expressly understand and agree that you are solely responsible for any taxes or other sums that become due as a result of the amounts payable under this Letter Agreement.

f.
Interpretation. The parties to this Letter Agreement and the General Releases have cooperated in the drafting and preparation of this Letter Agreement and the General Releases. Hence, in any construction or interpretation of this Letter Agreement or any General Release, the same shall not be construed against any party on the basis that such party was the drafter.

15.Notices. Any notice that you or the Och-Ziff Capital Management Group are required or may desire to give hereunder shall be delivered by overnight mail (with a copy by U.S. Mail), postage prepaid, to:

If to the Och-Ziff Capital Management Group: Och-Ziff Capital Management Group LLC 9 West 57th Street, 39th Floor New York, New York 10019 Attn: Joel Frank
If to Jeffrey C. Blockinger or his Related Trusts:

Jeffrey C. Blockinger
## ######## #### ##
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With a copy to:

Jeffrey Liddle, Esq.
Liddle & Robinson
800 Third Avenue
8th Floor
New York, New York 10022

Any notice shall be deemed delivered upon the receipt by either the party or its counsel of the notice.
16.Acknowledgment. By signing this Letter Agreement and each of the General Releases, you certify that you have read the terms of this Letter Agreement and the General Releases, and that your execution of this Letter Agreement and the General Releases shall indicate that this Letter Agreement and the General Releases conform to your understanding and are acceptable to you as a final agreement.

a.
You are hereby advised to consult with counsel of your choice, and you acknowledge that you have consulted with an attorney before executing this Letter Agreement and the General Releases, or you have knowingly and voluntarily chosen not to do so. You hereby acknowledge and agree that Debevoise & Plimpton LLP, Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Capital Management Group in connection with this Letter Agreement and the General Releases, or

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any dispute between you and any member of the Och-Ziff Capital Management Group in connection therewith, is acting as counsel to the Och-Ziff Capital Management Group, and as such does not represent or owe any duty to you or to any of your Related Trusts.

b.	You also acknowledge that you have been given a reasonable and sufficient period of time in which to consider and return this Letter Agreement and each of the General Releases.

[Remainder of page intentionally left blank]

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We appreciate your service to the Och-Ziff Capital Management Group, and we wish you the best in all your future endeavors.

Sincerely yours,

OCH-ZIFF HOLDING CORPORATION        OCH-ZIFF HOLDING LLC

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Chief Financial Officer

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ Jeffrey C. Blockinger
Name: Jeffrey C. Blockinger
Date: July 4, 2014

The Blockinger Family 2009 Trust

By:	/s/ Jeffrey C. Blockinger
Name: Jeffrey C. Blockinger, as Trustee

By:	/s/ Sherry D.F. Blockinger
Name: Sherry D. F. Blockinger, as Trustee

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EXHIBIT A:

GENERAL RELEASE

I, Jeffrey C. Blockinger, in consideration of and subject to the terms and conditions set forth in the letter agreement dated July 3, 2014, to which this General Release is attached (the "Letter Agreement"), and for other good and valuable consideration, do hereby release and forever discharge the Och-Ziff Capital Management Group (as defined in the Letter Agreement), from any and all legally waivable actions, causes of action, covenants, contracts, claims, or any right to any monetary recovery, or any other personal relief whatsoever, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of my service to, or affiliation with, the Operating Partnerships and their Affiliates, and my Withdrawal from the Operating Partnerships.

By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Och-Ziff Capital Management Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys' fees, costs, damages, or any right to any monetary recovery, or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Operating Partnerships and their Affiliates or other associations with the Och-Ziff Capital Management Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Operating Partnerships or any of their Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act ("ERISA") (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker's Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.

I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Letter Agreement, having any bearing whatsoever on the terms and conditions of my service to the Operating Partnerships and their Affiliates, and the cessation thereof; provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Letter Agreement, this General Release, the Operating Partnership Agreements, or the Continuing Agreements (as the Operating Partnership Agreements and the Continuing Agreements are modified herein).

I expressly acknowledge and agree that, by entering into the Letter Agreement and this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), if any, which have arisen on or before the Effective Date. I also expressly acknowledge and agree that:

a.
In return for the Letter Agreement and this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into the Letter Agreement and this General Release;

a.	I am hereby advised in writing by the Letter Agreement and this General Release to consult with an attorney before signing the Letter Agreement and this General Release;

b.
I have twenty-one (21) days from the date on which I receive the Letter Agreement and this General Release within which to consider the Letter Agreement and this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute the Letter Agreement and this General Release earlier); and

c.
I have seven (7) days following the date that the Letter Agreement and this General Release is executed (the "Revocation Period") in which to revoke the Letter Agreement and this General Release. To be effective, such revocation must be in writing and delivered to the Och-Ziff Capital Management Group, as set forth in Paragraph 15 of the Letter Agreement, within the Revocation Period.

Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA. However, I hereby waive any right I have to obtain an individual recovery if a governmental agency pursues a claim against the Och-Ziff Capital Management Group based on any actions taken by the Och-Ziff Capital Management Group up to the Effective Date.

I acknowledge that I have been given sufficient time to review the Letter Agreement and this General Release. I have consulted with legal counsel or knowingly and voluntarily chose not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Letter Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing the Letter Agreement and this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Letter Agreement, this General Release, the Operating Partnership Agreements, and the Continuing Agreements.

I acknowledge and agree that Debevoise & Plimpton LLP, Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Capital Management Group in connection with the Letter Agreement and this General Release, or any dispute between myself and any member of the Och-Ziff Capital Management Group in connection therewith, is acting as counsel to Och-Ziff Capital Management Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

I have been advised to consult with counsel and have been given a reasonable and sufficient period of time in which to consider and return the Letter Agreement and this General Release. The Letter Agreement and this General Release will be effective as of the Effective Date.

I have executed this General Release as of this 4th day of July, 2014.

/s/ Jeffrey C. Blockinger
Name: Jeffrey C. Blockinger

The Blockinger Family 2009 Trust

By:	/s/ Jeffrey C. Blockinger
Name: Jeffrey C. Blockinger, as Trustee

By:	/s/ Sherry D.F. Blockinger
Name: Sherry D. F. Blockinger, as Trustee

EXHIBIT B:
GENERAL RELEASE
I, Jeffrey C. Blockinger, in consideration of and subject to the terms and conditions set forth in the letter agreement dated July 3, 2014, to which this General Release is attached (the "Letter Agreement"), and for other good and valuable consideration, do hereby release and forever discharge the Och-Ziff Capital Management Group (as defined in the Letter Agreement), from any and all legally waivable actions, causes of action, covenants, contracts, claims, or any right to any monetary recovery, or any other personal relief whatsoever, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of my service to, or affiliation with, the Operating Partnerships and their Affiliates, and my Withdrawal from the Operating Partnerships.

By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Och-Ziff Capital Management Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys' fees, costs, damages, or any right to any monetary recovery, or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Operating Partnerships and their Affiliates or other associations with the Och-Ziff Capital Management Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Operating Partnerships or any of their Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act ("ERISA") (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker's Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.

I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Letter Agreement, having any bearing whatsoever on the terms and conditions of my service to the Operating Partnerships and their Affiliates, and the cessation thereof; provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Letter Agreement, this General Release, the previous General Release I executed on July __, 2014 in favor of the Och-Ziff Capital Management Group (the "Previous General Release"), the Operating Partnership Agreements, or the Continuing Agreements (as the Operating Partnership Agreements and the Continuing Agreements are modified

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herein).

I expressly acknowledge and agree that, by entering into this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), if any, which have arisen on or before the Separation Date. I also expressly acknowledge and agree that:

e.
In return for the Letter Agreement, the Previous General Release, and this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into the Letter Agreement, the Previous General Release, and this General Release;

f.
I am hereby advised in writing by this General Release to consult with an attorney before signing this General Release; I was advised in writing by the Letter Agreement and the Previous General Release to consult with an attorney before signing the Letter Agreement and the Previous General Release;

g.
I have twenty-one (21) days from the date on which I receive this General Release within which to consider this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute this General Release earlier); and

h.
I have seven (7) days following the date that this General Release is executed (the "Revocation Period") in which to revoke this General Release. To be effective, such revocation must be in writing and delivered to the Och-Ziff Capital Management Group, as set forth in Paragraph 15 of the Letter Agreement, within the Revocation Period.

Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA. However, I hereby waive any right I have to obtain an individual recovery if a governmental agency pursues a claim against the Och-Ziff Capital Management Group based on any actions taken by the Och-Ziff Capital Management Group up to the Separation Date.
I acknowledge that I have been given sufficient time to review this General Release. I have consulted with legal counsel or knowingly and voluntarily chose not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Letter Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Letter Agreement, the Previous General Release, this General Release, the Operating Partnership Agreements, and the Continuing Agreements.

I acknowledge and agree that Debevoise & Plimpton LLP, Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Capital Management Group in connection with the Letter Agreement, the Previous General Release, and this General Release, or any dispute between myself and any member of the Och-Ziff Capital Management Group in connection therewith, is acting as counsel to Och-Ziff Capital Management Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

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I have been advised to consult with counsel and have been given a reasonable and sufficient period of time in which to consider and return this General Release. This General Release will be effective as of the Separation Date.

I have executed this General Release as of this ___ day of _____________, 2015.

Name: Jeffrey C. Blockinger

The Blockinger Family 2009 Trust

By:
Name: Jeffrey C. Blockinger, as Trustee

By:
Name: Sherry D. F. Blockinger, as Trustee

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